Exhibit 2.1


                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated EFFECTIVE as of the 10th day of April, 2000 (the "Agreement Date"), is between and among Z-TEL TECHNOLOGIES, INC. ("Z-Tel"), a Delaware corporation, TIGER ACQUISITION SUBSIDIARY, INC. ("MergerSub"), an Alabama corporation, TOUCH 1 COMMUNICATIONS, INC. ("Touch 1"), an Alabama corporation, DIRECTEL, INC. ("direcTEL"), an Alabama corporation, DIRECCONNECT, INC. ("direcCONNECT"), an Alabama corporation, DIRECTEL, INC. ("direcTEL-NB"), a New Brunswick corporation, and the Touch 1 Shareholder Parties (as detailed below). This Agreement shall be deemed effective as to each party on and as of the earliest date permitted under applicable law (but not before the Agreement Date), notwithstanding that one or more parties may not have executed this Agreement, or become a party to this Agreement by way of execution of Joinder Agreement (as defined below), until after such date.


                             BACKGROUND STATEMENT
                             --------------------

     Z-Tel is in the business of providing local and long distance telephone services. Touch 1 is in the business of providing long distance telephone services. MergerSub is a wholly-owned subsidiary of Z-Tel. The Touch 1 Principal Shareholders (as defined below) are the principal shareholders of Touch 1 and collectively own a controlling stock interest in Touch 1. DirecTEL, direcTEL-NB and direcCONNECT are wholly-owned subsidiary corporations of Touch 1. Pursuant to this Agreement, MergerSub is to be merged with and into Touch 1 in accordance with the corporate laws of the State of Alabama (the "Merger"). The parties intend the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, the parties agree to the following terms and conditions:

                              TERMS OF AGREEMENT
                              ------------------

                            SECTION I   DEFINITIONS

     1.1.  Certain Terms.  Except as otherwise provided herein and unless
           -------------
the context indicates otherwise, the capitalized terms set forth below shall have the following meanings when used in this Agreement:

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, injuries, awards, dues, penalties, fines, costs, settlements or amounts paid in settlement, losses (including Diminution of Value), loss of value, Liabilities, obligations, Taxes, Liens, losses, expenses, interest, court costs, charges, disbursements and fees, including those of or for accountants, financial consultants, attorneys, paralegals, legal assistants, and other legal, investigative or professional advisors, imposed or incurred in connection with the investigation, negotiation, defense, prosecution or appeal of any actual or threatened action, proceeding or appeal.

     "Affiliate" means, with respect to any person (the "first person"), any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first person.

     "Articles of Merger" means the Articles of Merger to be filed with the Secretary of State of the State of Alabama in order to cause the Merger to become effective under the Alabama Business Corporation Act.

     "Closing" means the closing of the transactions contemplated by this Agreement.

     "Closing Balance Sheet" means the Closing Balance Sheet as defined in
Section 4.4.1.

     "Closing Date" means the date and time of the Closing.

     "Consent" means any consent, approval, authorization, clearance, exemption, waiver, ratification or similar affirmation of or by any person.

     "Diminution of Value" reflects the agreement of the parties that every Adverse Consequence suffered by any of the Touch 1 Corporations will result in a dollar for dollar diminution of value of Touch 1 to Z-Tel, such that Z-Tel will be entitled to indemnification for such Diminution of Value as described in
Section 4.2.

     "Effective Time" means the date and time of the filing of the Articles of Merger, including the required Plan of Merger, with the Secretary of State of the State of Alabama, or such later time as may be specified in the Articles of Merger.

     "Environmental Law" means (i) any Law that (A) relates to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and (B) is administered, interpreted or enforced by the United States Environmental Protection Agency or any state or local agency with jurisdiction over pollution or protection of the environment, and (ii) any other Law relating to emissions, discharges, releases or threatened releases of any Hazardous Material or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., and the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agreement" means the Escrow Agreement referred to in Section 4.3 of this Agreement.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principles, consistently applied.

     "Hazardous Material" means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Law) and (ii) any chemical, pollutant, contaminant, petroleum, petroleum product or oil, and specifically shall include asbestos requiring abatement, removal or encapsulation pursuant to the requirements of Regulatory Authority and any polychlorinated biphenyls ("PCBs").

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     "Key Employees" means those individuals identified as such in Section 4.1.

     "Internal Revenue Code" or "Code" mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Joinder Agreement" means a Joinder Agreement in the form of Exhibit A, pursuant to which each Touch 1 Shareholder Party has or will become a party to this Agreement.

     "Knowledge" means, as of the date relating thereto, (i) as to an individual, actual knowledge after an investigation (including, as appropriate, a review of documents and consultation with counsel) that, under the circumstances (including such person's title, position or status), is reasonably diligent, (ii) as to a person not an individual, the collective knowledge (as defined in the preceding clause (i)) of such person's chief executive officer, of such person's Chief Financial Officer and (without any special investigation) of each member of such person's Board of Directors (or, as to a person not a corporation, the individuals holding positions of corresponding responsibility).

     "Law" means any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute applicable to a person or to a person's assets, properties, liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority, including any judicial or regulatory interpretation of any of the same and including the common law.

     "Liability" or "Liabilities" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, immigration violations, or employment related liability.

     "Lien" means any claim, lien, pledge, security interest, charge or other encumbrance of any kind whatsoever.

     "Material Adverse Effect" or "Material Adverse Change" means, as to any person, a material adverse effect or impact on (i) the financial position, business, results of operations or prospects of such person and its Affiliates, taken as a whole, or (ii) the ability of such person or any Affiliate of such person to perform its obligations under this Agreement or to consummate the Merger or the other transactions or actions contemplated by this Agreement.

     "Merger Cash Consideration" means $8,955,384.

     "Merger Consideration" means the Merger Stock Consideration plus, subject to adjustment as provided elsewhere in this Agreement, the Merger Cash Consideration.

     "Merger Stock Consideration" means 1,100,000 shares of Z-Tel Stock.

     "Permit" means any permit, license, variance, certificate, authorization, filing, franchise, notice, right, Consent or approval of or from any Regulatory Authority.

     "Regulatory Authority" means, as to any subject matter or person, any court, any governmental, regulatory or administrative agency, any commission, authority or instrumentality or any Federal, state, district, territory, county, municipal, local or other public body, domestic or foreign, having jurisdiction over such subject matter or person.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Laws" means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and other Federal and state securities Laws.

     "Shareholder Release" means the form of release to be obtained by Touch 1 from each Touch 1 Shareholder, as contemplated by Section 5.1(Q).

     "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or member (excluding partnerships and limited liability companies, the general partnership or membership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership or limited liability company or veto rights with respect to decisions made by or on behalf of such partnership or limited liability company), or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     "Tax" means any Federal, state, local or foreign income, payroll, franchise, property, sales, excise or other tax, tariff, duty, assessment or governmental charge of any nature whatsoever, including any interest, penalty or addition thereon or thereto, imposed, assessed, charged or levied by any Regulatory Authority.

     "Tax Return" means any return, report or similar statement (including any schedules, statements or attachments thereto) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

     "Touch 1 Common Stock" means the common stock, $.01 par value per share, of Touch 1.

     "Touch 1 Corporation" means any one of, and "Touch 1 Corporations" means any one or more of, Touch 1, direcTEL, direcTEL-NB and direcCONNECT.

     "Touch 1 Minor Shareholder Party" means any one of, and "Touch 1 Minor Shareholder Parties" means any one or more of, the Touch 1 Shareholder Parties other than the Touch 1 Principal Shareholders.

     "Touch 1 Party" means any one of, and "Touch 1 Parties" means any one or more of, the Touch 1 Corporations and the Touch 1 Shareholder Parties.

     "Touch 1 Preferred Stock" means the preferred stock, $.01 par value per share, of Touch 1.

     "Touch 1 Principal Shareholder" means any one of, and "Touch 1 Principal Shareholders" means any one or more of, TOUCH 1, INC. ("Touch 1 Parent"), an Alabama corporation; CORMAN ELEGRE CAPITAL, LLC ("CEC"), an Alabama limited liability company; and CORMAN FOUNDATION, INC. ("CFI"), an Alabama non-profit corporation.

     "Touch 1 Shareholder Agent" means the Touch 1 Shareholder Agent as described in Section 4.6.

     "Touch 1 Shareholder Party" means any one, and "Touch 1 Shareholder Parties" means any one or more, of those owners of shares of Touch 1 Stock (as defined below) who, at or before the Effective Time (as defined below), have executed and entered into this Agreement by executing a Joinder Agreement as further described below (collectively, the "Touch 1 Shareholder Parties" or each individually a "Touch 1 Shareholder Party"). For the purposes of this Agreement, the terms "Touch 1 Shareholder Party" and "Touch 1 Shareholder Parties" shall not include any owner of shares of Touch 1 Stock who has not executed a Joinder Agreement at or before the Effective Time.

     "Touch 1 Shareholders" means all record owners of Touch 1 Stock, including the Touch 1 Principal Shareholders and all other holders of Touch 1 Common Stock or Touch 1 Preferred Stock.

     "Touch 1 Stock" means the Touch 1 Common Stock and the Touch 1 Preferred Stock.

     "Z-Tel Stock" means the common stock, $.01 par value per share, of Z-Tel.

     "Z-Tel Group" means Z-Tel and (i) before the Effective Time, MergerSub, and
(ii) at and after the Effective Time, Touch 1, direcTEL, direcTEL-NB and direcCONNECT.

     1.2.  General.
           -------

           1.2.1.  Inclusive Statements. Whenever any of the words "include,"
                   --------------------
"includes" or "including" is used in this Agreement, such word shall be construed to indicate explanation, clarification and/or the presentation of one or more examples, and not with limitation.

           1.2.2.  Person. Unless the context clearly indicates otherwise, the
                   ------
term "person" includes an individual or natural person and also any entity or artificial person, including any corporation, partnership, limited liability company, joint venture, trust or other incorporated or unincorporated association or organization.


                          SECTION II   PLAN OF MERGER

     2.1.  Merger.  Subject to the terms and conditions of this Agreement, at
           ------
the Effective Time, MergerSub will merge with and into Touch 1 in accordance with the Laws of the State of Alabama, including the Alabama Business Corporation Act. Touch 1 will be the surviving corporation and will remain governed by the Laws of the State of Alabama after the Merger. MergerSub's separate existence and identity will thereupon cease. The Merger will have the effects set forth in the Alabama Business Corporation Act. Immediately after the Merger, Touch 1 will hold all of its properties and all of the properties of MergerSub.

     2.2.  Execution and Pre-Delivery of Closing Documents.  At or before the
           -----------------------------------------------
Closing, each party to this Agreement will execute and deliver each agreement, instrument, document and certificate which under this Agreement is required to be executed and delivered by them at the Closing. Moreover, at or before the Closing, each party to this Agreement will execute and deliver any such other appropriate or customary documents as another party may reasonably request for the purpose of consummating the transactions contemplated by this Agreement.

     2.3.  Closing and Effective Time.  Unless otherwise agreed by the parties,
           --------------------------
the Closing will take place at the offices of Z-Tel and the Closing Date shall be 10:00 a.m., Tampa time, on April 10, 2000, or the earliest practicable date thereafter. Each party to this Agreement will cooperate with each other party and use its best efforts to consummate the Merger as contemplated by this Agreement.

     2.4.  Execution and Filing of Merger Documents.  At or promptly after the
           ----------------------------------------
Closing, each party to this Agreement will execute and deliver all documents relating to the Merger required to be executed by them by applicable Federal, state or local Laws in order to validly effectuate the Merger. The parties will use their respective best efforts to cause the Articles of Merger to be filed with the Secretary of State of the State of Alabama simultaneously with or as soon as practicable following the Closing.

     2.5.  Merger Consideration. At and as of the Effective Time, by virtue of
           --------------------
the Merger and without any action on the part of any Touch 1 Shareholder or any other person, each issued and outstanding share of Touch 1 Stock (shares of Touch 1 Common Stock and shares of Touch 1 Preferred Stock being treated identically for these purposes) shall be automatically converted into and become, and the Touch 1 Shareholder owning such share as of the Effective Time shall receive in exchange for such share, (1) a pro rata (based on the number of shares of Touch 1 Stock held of record by the respective Touch 1 Shareholder, divided by the total number of shares of Touch 1 Stock issued and outstanding immediately prior to the Effective Time) portion of the Merger Stock Consideration, rounded down to the nearest whole number of shares, along with
(2) the right to receive in cash the fair value of any fractional share of Z-Tel Stock not received on account of the rounding provided for in the preceding clause (1), along with (3) a pro rata portion of the Merger Cash Consideration. By virtue of the Merger and without any action on the part of Z-Tel, each outstanding share of common stock of MergerSub will be converted into and exchanged for one fully-paid and nonassessable share of Touch 1 Common Stock, rounded down to the nearest whole number of shares. Immediately prior to the Effective Time, Touch 1 will pay all accrued and unpaid dividends on issued and outstanding shares of Touch 1 Preferred Stock. The Z-Tel Stock included in the Merger Stock Consideration will be issued pursuant to exemptions from registration under the Securities Act and applicable state Securities Laws and otherwise in accordance with all applicable Securities Laws.

     2.6.  Payment. Subject to Section 4.4, payment of the Merger Cash
           -------
Consideration shall be by wire transfer, limited to one transfer per Touch 1 Shareholder, at the Effective Time pursuant to written instructions provided by the Touch 1 Shareholders to Z-Tel at least five business days prior to the Effective Time, and otherwise to the Touch 1 Shareholder Agent or by check mailed to the address of record of the Touch 1 Shareholder. Payment of the Merger Stock Consideration shall be by delivery of fully-paid and nonassessable shares of Z-Tel Stock delivered pursuant to written instructions provided by the Touch 1 Shareholders to Z-Tel at least five business days prior to the Effective Time, and otherwise to the Touch 1 Shareholder Agent or by mail to the address of record of the Touch 1 Shareholder.

     2.7.  Touch 1 Stock Certificates. At or before the Effective Time, each
           --------------------------
Touch 1 Shareholder will deliver to Touch 1 for cancellation certificates representing all the Touch 1 Shares held by the Touch 1 Shareholder. As soon as practicable after the Effective Time, Z-Tel will deliver to Touch 1 the certificate or certificates representing all shares of MergerSub capital stock held by it immediately before the Effective Time, and Touch 1 will deliver to Z-Tel a certificate or certificates representing the shares of Touch 1 Common Stock into which Z-Tel's shares of MergerSub capital stock have been converted.

     2.8.  Further Assurances. At any time before or after the Effective Time,
           ------------------
the parties to this Agreement, without additional consideration, will execute and deliver such additional documents and take such additional actions as may be reasonably requested by another party to consummate the transactions contemplated by this Agreement.

                      SECTION III   CORPORATE GOVERNANCE

     3.1.  Articles of Incorporation.  The Articles of Incorporation of Touch 1
           -------------------------
as in effect immediately before the Effective Time will be the Articles of Incorporation of Touch 1, the surviving corporation, immediately after the Effective Time, subject to amendment any time thereafter in accordance with applicable Law.

     3.2.  Bylaws.  The Bylaws of Touch 1 as in effect immediately before the
           ------
Effective Time will be the Bylaws of Touch 1, the surviving corporation, immediately after the Effective Time, subject to amendment any time thereafter in accordance with applicable Law.

     3.3   Board of Directors and Officers.  Immediately after the Effective
           -------------------------------
Time, Touch 1's directors and officers will be as set forth on Schedule 3.3.


                         SECTION IV   OTHER AGREEMENTS

     4.1.  Employment Agreements.  At or promptly after the Closing, a
           ---------------------
Touch 1 Corporation, on the one hand, and each of James F. Corman ("Corman"), Horace J. Davis, Michael M. Slauson, Martha Ward, Tina Brooks, Stephen Van Pelt and Buzz Stitzer (the "Key Employees"), on the other hand, will execute and deliver to the other employment agreements in substantially the same form and with the principal terms as set forth on Exhibit B.

     4.2.  Indemnification.
           ---------------

           4.2.1.  Indemnification by Touch 1 Shareholder Parties.  Each Touch 1
                   ----------------------------------------------
Shareholder Party, severally but not jointly, does hereby agree to defend, indemnify and hold harmless the Z-Tel Group and their respective directors, officers and employees from, for and against any and all Adverse Consequences directly or indirectly resulting or arising from, out of, under or in connection with:

     (i)   Failure to Perform.  Any actual or alleged failure of such Touch 1
           ------------------
     Shareholder Party duly to perform or observe any term, provision, covenant, agreement or condition required by this Agreement to be performed or observed by such Touch 1 Shareholder Party;

     (ii)  Failure to Pay. Any actual or alleged failure of such Touch 1
           --------------
     Shareholder Party to pay, discharge or comply with any obligation, liability or commitment of such Touch 1 Shareholder Party arising under this Agreement;

     (iii) Breach of Representation, Warranty, Covenant or Agreement.  Any
           ---------------------------------------------------------
     actual or alleged inaccuracy in, or breach by such Touch 1 Shareholder Party of, any representation, warranty, covenant or agreement made by such Touch 1 Shareholder Party in this

     Agreement (including the Schedules hereto) or any document or paper delivered in connection with the transactions contemplated hereby; or

     (iv)  Litigation.  Any action, suit, proceeding, assessment or judgment
           ----------
     arising out of or incident to any of the matters indemnified against by such Touch 1 Shareholder Party in this Section 4.2.1, including reasonable fees and disbursements of counsel.

This obligation to indemnify will be secured, in part, by a pledge of the shares of Z-Tel Stock held pursuant to the Escrow Agreement.

           4.2.2.  Indemnification by Touch 1 Principal Shareholders.  The Touch
                   -------------------------------------------------
1 Principal Shareholders, jointly and severally, do hereby agree to defend, indemnify and hold harmless the Z-Tel Group and their respective directors, officers and employees from, for and against any and all Adverse Consequences directly or indirectly resulting or arising from, out of, under or in connection with:

     (i)   Failure to Perform.  Any actual or alleged failure of any Touch 1
           ------------------
     Corporation duly to perform or observe any term, provision, covenant, agreement or condition required by this Agreement to be performed or observed by any one or more of them;

     (ii)  Failure to Pay. Any actual or alleged failure of any Touch 1
           --------------
     Corporation to pay, discharge or comply with any obligation, liability or commitment of any one or more of them arising under this Agreement;

     (iii) Breach of Representation, Warranty, Covenant or Agreement.  Any
           ---------------------------------------------------------
     actual or alleged inaccuracy in, or breach of, any representation, warranty, covenant or agreement made by any one or more Touch 1 Corporation or made on behalf of any Touch 1 Shareholder who is not a Touch 1 Shareholder Party in this Agreement (including the Schedules hereto) or any document or paper delivered in connection with the transactions contemplated hereby; or

     (iv)  Litigation.  Any action, suit, proceeding, assessment or judgment
           ----------
     arising out of or incident to any of the matters indemnified against by the Touch 1 Principal Shareholders in this Section 4.2.2, including reasonable fees and disbursements of counsel.

This obligation to indemnify will be secured, in part, by a pledge of the shares of Z-Tel Stock held pursuant to the Escrow Agreement.

           4.2.3.  Notice of Action or Proceeding. If the event giving rise to a
                   ------------------------------
claim of indemnification involves a legal or regulatory action or proceeding against an indemnified party described above, then such indemnified party shall give each indemnifying party written notice thereof as promptly as is reasonably practicable; provided, however, that no delay on the part of the indemnified party in notifying any indemnifying party shall relieve the indemnifying party from any obligation hereunder unless (and then solely to the extent) the indemnifying party is materially and irreparably harmed by such delay.

           4.2.4.  Participation in Action or Proceeding.
                   -------------------------------------

           (A) The indemnifying parties will be entitled to participate at their own expense in the defense of any action or proceeding for which indemnification may be sought.

           (B) (1) The indemnifying parties may elect to assume the defense of the action provided that their counsel is satisfactory to Z-Tel, so long as
(i) the indemnifying parties confirm to Z-Tel in writing, within 15 days after Z-Tel has given notice of such action or proceeding, that the indemnifying parties will indemnify Z-Tel from and against the entirety of any Adverse Consequences that Z-Tel may suffer resulting from, arising out of, relating to, in the nature of, or caused by such action or proceeding or the subject matter thereof, (ii) the indemnifying parties provide Z-Tel with evidence reasonably acceptable to Z-Tel that the indemnifying parties will have the financial resources to defend against such action or proceeding and fulfill their indemnification obligations hereunder, (iii) such action or proceeding involves only a claim for money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, such action or proceeding is not, in the good faith judgment of Z-Tel, likely to establish a precedential custom or practice adverse to the continuing business interests of Z-Tel, and (v) the indemnifying parties conduct the defense of the action or proceeding actively and diligently.

                   (2) The indemnifying parties will not consent to the entry of any judgment or enter into any settlement with respect to the action or proceeding without the prior written consent of Z-Tel (which consent shall not be withheld or delayed unreasonably).

                   (3) So long as the indemnifying parties are conducting the defense of the action or proceeding in accordance with the conditions set forth above, Z-Tel may nevertheless retain separate co-counsel and participate in the defense of the action or proceeding. However, unless Z-Tel reasonably determines (on the basis of, for example, a divergence or conflict of interests such that adequate representation of the interests of Z-Tel requires retention of separate counsel), retention of such separate co-counsel shall be at Z-Tel's sole cost and expense.

                   (4) In the event that any of such conditions set forth in the preceding paragraph (1) is or becomes unsatisfied, however, then (i) Z-Tel may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such action or proceeding in any manner it reasonably may deem appropriate (and Z-Tel need not consult with, or obtain any consent from, any of the indemnifying parties in connection therewith), (ii) the indemnifying parties will reimburse Z-Tel promptly and periodically for all the costs of defending against the action or proceeding (including reasonable attorneys' fees and expenses and including with respect to the aforementioned separate co-counsel), and (iii) the indemnifying parties will remain responsible for any Adverse Consequences that Z-Tel may suffer resulting from, arising out of, relating to, in the nature of, or caused by the action or proceeding to the fullest extent provided in this Section 4.2.

     4.3.  Escrow Agreement.  At or before the Effective Time, the Touch 1
           ----------------
Shareholder Parties and Z-Tel will execute and deliver an Escrow Agreement in substantially the same form as

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

Exhibit C. At the Effective Time 12% of the Merger Stock Consideration paid to the Touch 1 Shareholder Parties shall be delivered by or on behalf of the Touch 1 Shareholder Parties to the Escrow Agent. Pending any post closing adjustments as set forth in Section 4.4 or claim of indemnification as set forth in Section 4.2, the Escrow Agent will hold such Z-Tel Stock as security for any monetary obligation of any Touch 1 Shareholder Party to Z-Tel related to or arising out of such post-closing adjustments pursuant to Section 4.4 or claims for indemnification pursuant to Section 4.2; provided, however, that the escrowed shares of Z-Tel Stock allocable to any Touch 1 Minor Shareholder Party shall not be subject to any claim of indemnification other than with respect to representations and warranties made by such Touch 1 Minor Shareholder Party; and provided further that any and all shares of Z-Tel Stock allocable to any Touch 1 Minor Shareholder Party and then held in escrow shall be released from escrow promptly upon final determination of the post-closing adjustments pursuant to
Section 4.4 (not to exceed thirty days after the Effective Time) or, if later, final resolution of any dispute regarding such post-closing adjustments or any indemnification claim against such Touch 1 Minor Shareholder Party with respect to the representations and warranties made by such party that has already arisen as of the time such shares otherwise would be released from escrow; and provided further that one-half of any and all shares of Z-Tel Stock allocable to any Touch 1 Principal Shareholder and then held in escrow shall be released from escrow promptly upon the date six months beyond the date that any post-closing adjustments are finally determined pursuant to Section 4.4, including the resolution of any disputes pursuant to Section 4.4.4 or, if later, final resolution of any indemnification claim against such Touch 1 Principal Shareholder with respect to the representations and warranties made by such party; and provided further that any and all remaining shares of Z-Tel Stock allocable to any Touch 1 Principal Shareholder and then held in escrow shall be released from escrow promptly upon the date twelve months beyond the date that any post-closing adjustments are finally determined pursuant to Section 4.4, including the resolution of any disputes pursuant to Section 4.4.4 or, if later, final resolution of any indemnification claim against such Touch 1 Principal Shareholder with respect to the representations and warranties made by such party. The Escrow Agent will be empowered to sell shares of Z-Tel Stock in order to satisfy obligations arising out of or relating to such adjustments or indemnification.

     4.4.  Post Closing Adjustments.
           ------------------------

           4.4.1.  Closing Balance Sheet.
                   ---------------------

                   (a) After the Effective Time, Touch 1 will prepare and deliver to Z-Tel and each of the Touch 1 Shareholders a balance sheet setting forth its financial position (the "Closing Balance Sheet")

                   (b) The Closing Balance Sheet shall be prepared and dated as of (1) if the Effective Time is on or before the tenth day of a calendar month, the last day of the calendar month immediately preceding the Effective Time (the "Latest Month End"), or (2) if the Effective Time is after the tenth day of a calendar month, the Effective Time.

                   (c) The Closing Balance Sheet will be prepared in accordance with GAAP and audited in accordance with generally accepted auditing standards by PricewaterhouseCoopers LLP or another Certified Public Accounting firm selected by Z-Tel.

                   (d) Touch 1 will use its best efforts to deliver the Closing Balance Sheet within 90 days after the Effective Time. The expenses of preparing and auditing the Closing Balance Sheet will be a post-Closing matter, the costs of which will be borne by Touch 1 as a subsidiary of Z-Tel.

           4.4.2.  Adjustment.
                   ----------

                   (a) Subject to certain limitations, the Merger Consideration is to be increased or decreased, as further explained below, by the numerical absolute value of the difference (the "Closing Adjustment"), if any, between Touch 1 Closing Net Book Value and negative (deficit) $18,838,325 (the "Base Book Value").

                   (b) If Touch 1 Closing Net Book Value is less than the Base Book Value (that is, Touch 1 Closing Net Book Value is negative and the numerical absolute value of Touch 1 Closing Net Book Value is larger than $18,838,325), then the Merger Consideration shall be reduced by the Closing Adjustment and the Touch 1 Shareholders, within 15 days of demand given after final determination of the Closing Adjustment, shall return and pay to Z-Tel such amount, pro rata based upon their relative ownership of shares of Touch 1 Stock as of immediately prior to the Effective Time. For example, if Touch 1 Closing Net Book Value were to be a negative $20,000,000, then the Merger Consideration would be decreased by, and the Touch 1 Shareholders would be required to return and pay to Z-Tel, the difference between such amounts, or $1,161,675 of Merger Consideration (-$18,838,325 - -$20,000,000 = $1,161,675).

                   (c) If Touch 1 Closing Net Book Value is greater than the Base Book Value (that is, Touch 1 Closing Net Book Value is negative and the numerical absolute value of Touch 1 Closing Net Book Value is less than $18,838,325, or Touch 1 Closing Net Book Value is zero or positive), then the Merger Consideration shall be increased by the Closing Adjustment and Z-Tel, within 15 days of demand given after final determination of the Closing Adjustment, shall pay to the Touch 1 Shareholders such amount, pro rata based upon their relative ownership of shares of Touch 1 Stock as of immediately prior to the Effective Time. For example, if Touch 1 Closing Net Book Value were to be a negative $17,864,639, then the Merger Consideration would be increased by, and Z-Tel would pay the Touch 1 Shareholders, the difference between such amounts, or $973,686 of Merger Consideration (-$17,864,639 - -$18,838,325 = $973,686).

                   (d) Any payment to Z-Tel Group of any portion of the Closing Adjustment may be made in any combination of cash and/or Z-Tel stock; provided, however, that the cash portion of any such payment or repayment shall be not less than, as a percentage of the total payment or repayment, that percentage of the total Merger Consideration that was paid in cash; and provided further that, if shares of Z-Tel Stock are returned to Z-Tel in connection with any such payment, such shares shall be valued at $32.7691 per share.

                   (e) In Z-Tel's discretion, all or any portion of any Closing Adjustment owing to Z-Tel, and all or any portion of any amount owing to Z-Tel under or pursuant to Section 4.2, may be paid, at the direction of Z-Tel, by the release of shares of Z-Tel Stock held in escrow and the return to Z-Tel of such shares and/or by the release of shares of Z-Tel Stock held in escrow followed by the sale of such shares with the proceeds thereof paid over to Z-Tel.

                   (f) Notwithstanding anything to the contrary, if Touch 1 Closing Net Book Value differs from the Base Book Value by an amount less than $174,252 then there shall be no adjustment to the amount of the Merger Consideration pursuant to this Section 4.4.2.

                   (g) For the purposes of this Section 4.4, Touch 1 Closing Net Book Value means the amount by which, as of the Effective Time, the aggregate book value of the total assets of the Touch 1 Corporations (excluding intangible assets), on a consolidated basis, exceeds the aggregate book value of the total liabilities of the Touch 1 Corporations, on a consolidated basis, all as indicated by the Closing Balance Sheet; provided, however that Touch 1 Closing Net Book Value shall not include or reflect any of the following: Touch 1's lease with Brookwood, L.L.C., accrued tax assets, Touch 1's note due to Brookwood, L.L.C., and deferred income taxes - valuation; and provided further, that Touch 1 Closing Net Book Value shall reflect any liability or expense incurred, or reasonably anticipated to be incurred, in the nature of a prepayment penalty in connection with the actual or anticipated prepayment of Touch 1's indebtedness to Finova. Touch 1 Closing Net Book Value may be a negative number.

           4.4.3.  Dispute of Touch 1 Closing Net Book Value. Either the Touch 1
                   -----------------------------------------
Shareholders, through the Touch 1 Shareholder Agent, or the Z-Tel Group may dispute the determination of Touch 1 Closing Net Book Value by delivery of written notice of the dispute to the other parties within 15 days after production of the Closing Balance Sheet. Such notice will set forth in reasonable detail the basis for dispute and in particular any disputed elements of the Closing Balance Sheet. Z-Tel and the Touch 1 Shareholder Agent will have 30 days to resolve such dispute. If the dispute is not resolved within 30 days, then a Certified Public Accounting firm selected by both Z-Tel and the Touch 1 Shareholder Agent will resolve the dispute, and such resolution will be final. Delivery of notice of dispute will defer payment or repayment of Merger Consideration until resolution of the dispute. If no notice of a dispute is delivered to any party hereunder within 15 days of receiving the Closing Balance Sheet, then the Closing Balance Sheet will be deemed accepted by all parties to this Agreement.

     4.5.  Appointment of Touch 1 Shareholder Agent.  Each Touch 1 Shareholder
           ----------------------------------------
Party, on behalf of such Touch 1 Shareholder Party and also on behalf of such Touch 1 Shareholder Party's successors, assigns, heirs and, if applicable, the executors, personal representatives or administrators of such person's estate, hereby irrevocably constitutes and appoints James F. Corman as such person's agent (the "Touch 1 Shareholder Agent") and attorney in fact to (a) accept and acknowledge receipt of such person's share of the Merger Consideration, (b) execute and deliver on such person's behalf certificates representing Touch 1 Stock and all other documents required to be executed and delivered to Z-Tel pursuant to this Agreement; (c) accept and deliver on such person's behalf any and all other documents provided in this Agreement to be received or delivered by such person; (d) agree on such person's behalf to the designation of a Closing Date and a place of Closing other than provided for in this Agreement,
(e) agree on such person's behalf to waive any of the conditions to such person's obligations to consummate the transactions contemplated by this Agreement; (f) select or approve any firm of certified public accountants or any mediator or arbitrator for the resolution of any disputes arising under or in connection with this Agreement or the Merger; (g) to resolve any dispute regarding, and agree to any final determination of, the amount of the Merger
Consideration.    In connection with such appointment, each Touch 1 Shareholder shall execute and deliver a Touch 1 Shareholder Agent

Power of Attorney in the form attached as Exhibit D ("Touch 1 Shareholder Agent Power of Attorney").

     4.6.  Piggyback Registration.  At the Closing, Z-Tel and the Touch 1
           ----------------------
Shareholders will enter into a Registration Rights Agreement in substantially the same form as Exhibit E.

     4.7.  News Release.  None of the parties to this Agreement will make
           ------------
any public notice to third parties, including news releases, concerning this Agreement or its subject matter without the written consent of an authorized representative of Z-Tel.

     4.8.  Expenses.  Each party to this Agreement will bear such party's
           --------
own expenses incident to the preparing, reviewing and entering into this Agreement and the consummation of the transactions contemplated hereby.


                       SECTION V   CONDITIONS TO CLOSING

     5.1.  Conditions to Obligation of Z-Tel to Close.  The obligations of
           ------------------------------------------
Z-Tel to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following additional conditions, unless waived by Z-Tel in writing as of the Closing Date.

           (A)   Representations and Warranties.  The representations and
                 ------------------------------
warranties of the Touch 1 Parties as set forth in this Agreement will be true and correct in all material respects both as of the date of this Agreement and as of the Effective Time as though then made.

           (B)   Performance of Covenants and Agreements.  Each and all of the
                 ---------------------------------------
agreements and covenants of the Touch 1 Parties to be performed or complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

           (C)   No Material Adverse Change.  There will have been no Material
                 --------------------------
Adverse Change in the financial condition, business or prospects of any of the Touch 1 Corporations, as reasonably determined by Z-Tel.

           (D)   Consents and Approvals. Touch 1 and Z-Tel will have obtained
                 ----------------------
any and all governmental and regulatory consents and approvals required for consummation of the Merger and the other transactions contemplated hereby, or for preventing any default under any agreement, contract, other instrument or permit to which Touch 1 is a party, which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Touch 1. Touch 1 and Z-Tel will have obtained all approvals from utility regulatory authorities that in the opinion of Z-Tel's regulatory counsel are appropriate or necessary for consummation of the Merger. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

           (E)   Certificates.  Touch 1 shall have delivered to Z-Tel (i) a
                 ------------
certificate, dated as of the Closing Date, signed on its behalf by its chief executive officer to the effect that the conditions to its obligations under this Agreement to be satisfied before the Effective Time have been satisfied, and (ii) copies of all documents that Z-Tel may reasonably request relating to the existence of Touch 1 and certified copies of resolutions or written consents duly adopted by Touch 1's Board of Directors and the Touch 1 Shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Z-Tel and its counsel may reasonably request.

           (F)   Shareholder Approval; No Dissenters' Rights.  The Touch 1
                 -------------------------------------------
Shareholders shall have approved this Agreement and the Merger at a meeting duly called and convened and at which this Agreement and the Merger are properly presented for approval by the Touch 1 Shareholders (the "Touch 1 Shareholder Meeting"), having been properly advised in accordance with applicable Law of their dissenters' rights under the Alabama Business Corporation Act; and, none of the Touch 1 Shareholders will have exercised dissenters' rights under the Alabama Business Corporation Act in connection with the Merger.

           (G)   Employment Agreements. Each of the Key Employees will have
                 ---------------------
entered into an Employment Agreement as contemplated by Section 4.1.

           (H)   Opinion of Counsel.  Z-Tel will have received a written legal
                 ------------------
opinion of Touch 1's counsel, dated as of the Closing Date, that contains in substance the opinions set forth on Exhibit F and is satisfactory to Z-Tel's legal counsel.

           (I)   Investment Representation Letters. Z-Tel will have received,
                 ---------------------------------
from each Touch 1 Shareholder, representations and other information as to such Touch 1 Shareholder's suitability for an investment in Z-Tel Stock, and such other or additional assurances as Z-Tel may reasonably require to assure itself that the issuance of Z-Tel Stock pursuant to this Agreement will comply with applicable Securities Laws, in each case in form and substance reasonably satisfactory to Z-Tel and its legal counsel.

           (J)   Due Diligence. Z-Tel will have completed to its satisfaction in
                 -------------
its sole discretion an investigation of the Touch 1 Corporations, and in the course of such investigation Z-Tel will not have discovered information the effect of which Z-Tel determines in its sole discretion to be material and adverse to its consummation of the transactions contemplated by this Agreement.

           (K)   Tax Opinion. Z-Tel will have received an opinion of counsel
                 -----------
indicating that the Merger qualifies as a "reorganization" as defined in Section 368(a) of the Code.

           (L)   Updated Financial Statements. Touch 1 shall have provided Z-Tel
                 ----------------------------
with audited financial statements of Touch 1 as of, and for the one year periods ended, December 31, 1997, 1998 and 1999 (including related notes and schedules, if any), which shall (1) have been prepared in accordance with GAAP, (2) be accompanied by the unqualified audit opinion of

Touch 1's firm of independent certified public accountants and all related management letters, (3) be true, complete, and correct in all material respects as of the date thereof, (4) be in accordance with and supported by and consistent with the books and records of Touch 1, including a general ledger and detailed trial balances made available to Z-Tel and maintained in accordance with good business practices, (5) present fairly the financial position and the results of operations, changes in stockholders' equity, and statements of cash flows of Touch 1 as of the dates and for the periods indicated, (6) not be materially different from the Touch 1 Financial Statements (as defined in Section 6.7), except to reflect transactions occurring in the ordinary course of business, and (7) be accompanied by representations and warranties as to the foregoing.

           (M)   Preferred Dividends. Z-Tel will have received evidence
                 -------------------
satisfactory to it that, as of the Effective Time, all accrued and unpaid dividends on the Touch 1 Preferred Stock have been paid.

           (N)   Termination of Certain Employee Benefit Plans. Immediately
                 ---------------------------------------------
prior to the Closing, Touch 1 shall have terminated the Touch 1 401(k) Plan and any and all other Touch 1 Benefit Plans as Z-Tel may designate.

           (O)   Real Estate. Z-Tel shall have received from Touch 1 appropriate
                 -----------
assurances, including an owner's policy of title insurance or commitment for such a policy, that Touch 1 owns all its real estate in fee simple with good and marketable title thereto free and clear of all Liens or other interests of third parties whatsoever. Z-Tel shall be satisfied in its discretion with the terms of all contracts and agreements relating to properties leased by any of the Touch 1 Corporations.

           (P)   Restructuring of Lease Terms and Indebtedness. Touch 1 shall
                 ---------------------------------------------
have used its best efforts to negotiate, or to assist Z-Tel in negotiating, a restructuring or repayment of Touch 1's indebtedness to Finova, and a restructuring of Touch 1's mandatory purchase obligation with respect to its leased facility, to the satisfaction of Z-Tel.

           (Q)   Shareholder Parties and Releases. All Touch 1 Shareholders
                 --------------------------------
shall have become parties to this Agreement; and Touch 1 shall have obtained from each of the Touch 1 Shareholders a Shareholder Release in the form attached as Exhibit G.

           (R)   Legal Prohibitions. No Law, judgment, order, injunction, writ,
                 ------------------
decree, ruling or other legal restraint or prohibition, whether temporary, preliminary or permanent, which prohibits, restricts or makes illegal the consummation of the Merger or any other action or transaction contemplated hereby will have been enacted, entered, promulgated or enforced by any Federal or state legislative, judicial or regulatory authority, and no action or proceeding seeking any of the foregoing will be pending.

           (S)   Resignations. The directors and officers of the Touch 1
                 ------------
Corporations shall have resigned their positions as such, unless and except to the extent requested otherwise by Z-Tel. In connection therewith, the signatories on all banking and other accounts shall have been changed to persons approved by Z-Tel.

     5.2.  Conditions to Obligation of Touch 1 and the Touch 1  Shareholder
           ----------------------------------------------------------------
Parties to Close.  The obligations of Touch 1 and the Touch 1 Shareholder
- ----------------
Parties to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Touch 1 and the Touch 1 Shareholder Parties in writing as of the Closing Date.

           (A)   Representations and Warranties. The representations and
                 ------------------------------
warranties of Z-Tel and MergerSub set forth in this Agreement will be true and correct in all material respects both as of the date of this Agreement and as of the Effective Time as though then made.

           (B)   Performance of Covenants and Agreements.  Each and all of the
                 ---------------------------------------
agreements and covenants of Z-Tel and MergerSub to be performed or complied with pursuant to this Agreement and the other agreements contemplated hereby before the Effective Time will have been duly performed and complied with in all material respects.

           (C)   Consents and Approvals. Z-Tel and MergerSub shall have obtained
                 ----------------------
any and all governmental and regulatory consents and approvals required for consummation of the Merger and the other transactions contemplated hereby, or for preventing any default under any agreement, contract, other instrument or permit to which Z-Tel or MergerSub is a party, which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Z-Tel or Touch 1.

           (D)   Certificates.  Z-Tel shall have delivered to Touch 1 (i) a
                 ------------
certificate, dated as of the Closing Date, signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to its obligations under this Agreement to be satisfied before the Effective Time have been satisfied, and (ii) copies of all documents that Touch 1 may reasonably request relating to the existence of Z-Tel and certified copies of resolutions or written consents duly adopted by Z-Tel's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Touch 1 and its counsel may request.

           (E)   Material Adverse Change. There will have been no Material
                 -----------------------
Adverse Change in the financial condition, business, or prospects of Z-Tel.

           (F)   Legal Prohibitions.  No Law, judgment, order, injunction, writ,
                 ------------------
decree, ruling or other legal restraint or prohibition, whether temporary, preliminary or permanent, which prohibits, restricts or makes illegal the consummation of the Merger or any other action or transaction contemplated hereby will have been enacted, entered, promulgated or enforced by any Federal or state legislative, judicial or regulatory authority, and no action or proceeding seeking any of the foregoing will be pending.

          SECTION VI   REPRESENTATIONS AND WARRANTIES OF THE TOUCH 1
                                 CORPORATIONS

     Each of the Touch 1 Corporations and each of the Touch 1 Principal Shareholders hereby jointly and severally represent and warrant to the Z-Tel Group that the following statements are true and correct on the Agreement Date and will be true and correct as of the Effective Time.

     6.1.  Corporate Status and Power. Each of the Touch 1 Corporations (1) is a
           --------------------------
corporation duly organized, validly existing, and in good standing under the Laws of the State of Alabama (except that direcTEL-NB is a corporation duly organized, validly existing, and in good standing under the Laws of New Brunswick), (2) has the requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted, to execute and deliver this Agreement and to perform its obligations under this Agreement, and (3) is qualified or licensed to do business as a foreign corporation in each other jurisdiction in which it is required to be so qualified or licensed, except to the extent that the failure to be so qualified or licensed would not have a Material Adverse Effect on any of the Touch 1 Corporations.

     6.2.  Authorization. Each of the Touch 1 Corporations has the requisite
           -------------
corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by the Touch 1 Corporations and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Touch 1 Corporations. In particular, (i) the respective Board of Directors of each of the Touch 1 Corporations, at a meeting duly called and held, has approved and adopted this Agreement and the transactions contemplated hereby, and (ii) the Board of Directors of Touch 1 has recommended approval and adoption of this Agreement and the transactions contemplated hereby to the Touch 1 Shareholders. The affirmative vote of two-thirds of the outstanding shares of Touch 1 Common Stock and the separate affirmative vote of two-thirds of the outstanding shares of Touch 1 Preferred Stock are the only votes required of Touch 1's capital stock necessary in connection with the consummation of the Merger or the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of the Touch 1 Corporations and, assuming due authorization, execution and delivery by Z-Tel and MergerSub, constitutes a legal, valid and binding obligation of each of the Touch 1 Corporations enforceable against each of them in accordance with its terms (except in all cases to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights and remedies generally and except that the availability of the equitable remedy of specific performance and injunctive relief is subject to the discretion of the court before which any proceedings may be brought). Each of the Touch 1 Corporations possesses all the franchises, licenses and permits for the conduct of its business, except to the extent that the failure to do so would not have a Material Adverse Effect on any of the Touch 1 Corporations. Each of the Touch 1 Corporations is qualified to transact business as a foreign corporation in the jurisdictions set forth on Schedule 6.2.A. Touch 1 has a certificate of authority or similar government approval to sell and provide intrastate interexchange telephone services in each of the jurisdictions set forth on
Schedule 6.2.B. Touch 1 has Federal authorization to sell and provide interstate interexchange telephone services.

     6.3.  No Contravention. Neither the execution and delivery of this
           ----------------
Agreement by the Touch 1 Corporations, nor the consummation by the Touch 1 Corporations of the transactions contemplated hereby, nor compliance by the Touch 1 Corporations with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of any of the Touch 1 Corporations, (ii) violate, conflict with or constitute or result in a breach of any term, condition or provision of, or constitute a default (with or without notice or the lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or, except as set forth on
Schedule 6.3.A hereto, require a Consent pursuant to, or result in the creation of any Lien upon any assets or properties of the Touch 1 Corporations pursuant to any of the terms, provisions or conditions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, agreement, contract, lease, Permit, concession, franchise, plan or other instrument or obligation to which any Touch 1 Corporation is a party, or by which any of its assets or properties may be bound or affected, except for such violations, conflicts, breaches, defaults, creation of Liens or failure to obtain such a Consent that would not, individually or in the aggregate, have a Material Adverse Effect on any of the Touch 1 Corporations or materially threaten, impede or impair the consummation of the transactions contemplated by this Agreement, or (iii) subject to receipt of the requisite approvals and Consents referred to in this Agreement, conflict with or violate any judgment, order, writ, injunction, decree or Law applicable to any of the Touch 1 Corporations or any of their assets or properties, which conflict or violation, individually or in the aggregate, would have a Material Adverse Effect on any of the Touch 1 Corporations. Set forth in Schedule 6.3.B are true, correct and complete copies of the Articles of Incorporation and Bylaws, as now in effect, of each of the Touch 1 Corporations.

     6.4.  Valid, Binding and Enforceable Agreement.  Subject to the Bankruptcy
           ----------------------------------------
Laws of the United States and general principles of equity or public policy, this Agreement and the agreements attached hereto to which any of the Touch 1 Corporations is or will be a party at the time of their execution will be valid and binding obligations of each of them enforceable against the respective Touch 1 Corporations in accordance with their respective terms.

     6.5.  Consents. Other than the giving of notice pursuant to the HSR Act and
           --------
as listed on Schedule 6.5 hereto, no notice to, registration, declaration or filing with, order, authorization or Permit of, exemption or waiver by, Consent of or any action by any Regulatory Authority is necessary or required as a condition to the execution and delivery of this Agreement by the Touch 1 Corporations or the consummation by the Touch 1 Corporations of the Merger and the other transactions contemplated hereby, other than such notices, registrations, declarations or filings which, if not made or obtained, would not have, individually or in the aggregate, a Material Adverse Effect on any of the Touch 1 Corporations.

     6.6.  Capitalization.
           --------------

          6.6.1.  General. The authorized capital stock, and the numbers of each
                  -------
class and series of such capital stock (1) issued and outstanding, (2) issued but not outstanding, and (3) held as treasury stock, of each of the Touch 1 Corporations is as set forth on Schedule 6.6.1 hereto. All of the issued and outstanding shares of capital stock of each Touch 1 Corporation are duly and validly issued, fully paid and nonassessable.

          6.6.2.  No Other Securities Outstanding. Except as described on
                  -------------------------------
Schedule 6.6.1, (1) there are no shares of capital stock or other voting or equity securities of any Touch 1 Corporation outstanding, (2) each such corporation has not granted, and there are not outstanding, any options, warrants, scrip, rights to subscribe to or acquire, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any of the Touch 1 Corporations, (3) there are not any contracts, commitments, undertakings or other arrangements of any kind to which any Touch 1 Corporation is a party or by which any Touch 1 Corporation may be bound to issue, deliver or sell additional shares of its capital stock or other voting securities, (4) there are not issued or outstanding any options, warrants, scrip or rights to purchase or acquire any additional shares of any Touch 1 Corporation's capital stock, and no shares of capital stock of any Touch 1 Corporation are issuable pursuant to any options, warrants or other outstanding rights to purchase shares of such capital stock, and (5) there are no outstanding obligations of any Touch 1 Corporation to repurchase, redeem or otherwise acquire any shares of the capital stock of any Touch 1 Corporation.

          6.6.3.  Compliance with Law. All shares of capital stock of the Touch
                  -------------------
1 Corporations and all options, warrants, scrip or rights to purchase or acquire any additional shares of any of the capital stock of any Touch 1 Corporation have at all times been offered or issued in accordance with all applicable Laws, including Securities Laws.

          6.6.4.  Shareholders. Schedule 6.6.4 sets forth the name and address
                  ------------
of each owner of record of any class or series of the capital stock of any of the Touch 1 Corporations and the numbers of each such class and series owned by each such person.

          6.6.5.  No Other Agreement. Except as contemplated by this Agreement,
                  ------------------
no Touch 1 Corporation is a party to any agreement, or has knowledge of any agreement, relating to the transfer, sale, voting, registration or acquisition of any of its securities.

          6.6.6.  Pre-Emptive and Registration Rights. Except as set forth on
                  -----------------------------------
Schedule 6.6.6, there are no pre-emptive rights to acquire any shares of any class or series of any capital stock of any Touch 1 Corporation, and no such corporation has any obligation to register under the Securities Act any securities now outstanding or which may be issued in the future.

     6.7.  Financial Information.  Schedule 6.7 includes unaudited financial
           ---------------------
statements (including related notes and schedules, if any) as of, and for the two month period ending, February 29, 2000 (the "Touch 1 Interim Financial Statements") and audited financial statements (including related notes and schedules, if any) as of ,and for the years ended, December 31, 1999, 1998 and 1997 (the "Audited Touch 1 Financial Statements") (the Touch 1 Interim Financial

Statements and the Audited Touch 1 Financial Statements to be collectively referred to herein as the "Touch 1 Financial Statements"). Such Touch 1 Financial Statements fairly present the financial condition of the Touch 1 Corporations on a consolidated basis as of the indicated dates and the results of their operations for the periods described and are substantially in accordance with the books, records and accounts of the Touch 1 Corporations. The Touch 1 Corporations maintain and will continue to maintain their books, records and accounts in accordance with good business practices and in sufficient detail to reflect fairly, in all material respects, their transactions, including acquisitions and dispositions of assets, capital, and accrual and payment of liabilities.

     6.8.  Absence of Certain Changes or Events. Except as disclosed in Schedule
           ------------------------------------
6.8 hereto, since December 31, 1999: (i) the Touch 1 Corporations have conducted their business in all material respects only in the ordinary course and in a manner consistent with past practices, (ii) there have been no events, changes, developments or occurrences that have had, or that would have, individually or in the aggregate, a Material Adverse Effect on any of the Touch 1 Corporations, and (iii) no Touch 1 Corporation has taken any action, or failed to take any action (whether or not in the ordinary course and consistent with past practices), prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of the covenants and agreements of the Touch 1 Corporations set forth in this Agreement.

     6.9.  No Equity Interests. Except as disclosed on Schedule 6.9, (1) no
           -------------------
Touch 1 Corporation owns, directly or indirectly, any equity or profits interest in any corporation, limited liability company, partnership, joint venture, business trust or other association, (2) no Touch 1 Corporation has any wholly- or partially- owned Subsidiary, and (3) no Touch 1 Corporation is the survivor of any merger or other business combination.

     6.10. No Pending or Threatened Actions. Except as set forth on Schedule
           --------------------------------
6.10, there are no actions, suits, claims or proceedings instituted or pending before any Federal, state, county, municipal, or other governmental court, tribunal, department, commission, board, bureau or other instrumentality, including any telecommunications regulatory body or commission, or, to the Knowledge of the Touch 1 Corporations, threatened against any of them, or against any asset, property, employee benefit plan, interest or right of any of them, that would have, individually or in the aggregate, a Material Adverse Effect on any of them or that would reasonably be expected to materially threaten, impede or impair the consummation of the transactions contemplated by this Agreement. No Touch 1 Corporation is a party to any agreement, contract or other instrument or subject to any restriction under its Articles of Incorporation or Bylaws, or to any other corporate restriction, nor is there any judgment, order, writ, injunction or decree of any Regulatory Authority or arbitrator that would have, individually or in the aggregate, a Material Adverse Effect on any Touch 1 Corporation or that would reasonably be expected to materially threaten, impede or impair the consummation of the transactions contemplated by this Agreement.

     6.11. Taxes. Except as disclosed in Schedule 6.11 hereof:
           -----

     (i)   Returns. All Tax Returns required to be filed by or on behalf of any
           -------
of the Touch 1 Corporations have been timely filed, or requests for extensions have been timely filed, granted and have not expired; all such Tax Returns filed are true, complete and accurate in all material respects; and all Taxes shown to be due on such Tax Returns have been timely paid. There is no audit examination, deficiency or refund litigation or matter in controversy in which any Touch 1 Corporation has been joined as a party with respect to any Taxes, except as reserved against in the Touch 1 Financial Statements or as disclosed in the Schedules hereto. All Taxes and other liabilities due with respect to completed and settled examinations or concluded litigation have been paid, accrued or provided for.

     (ii)  No Extension or Waiver.  No Touch 1 Corporation has executed an
           ----------------------
extension or waiver of any statute of limitations on the assessment or collection of any Tax due which extension or waiver is currently in effect.

     (iii) Provision for Taxes Due.  Adequate provision for any Taxes due or to
           -----------------------
become due for all Touch 1 Corporations for any period or periods through December 31, 1999, has been made and is reflected on the Touch 1 Financial Statements.

     (iv)  Deferred Taxes.  Deferred Taxes of the Touch 1 Corporations have been
           --------------
provided for in the Touch 1 Financial Statements in accordance with GAAP.

     (v)   Withholding. All Taxes that any Touch 1 Corporation is required by
           -----------
Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the proper Regulatory Authority or are held by such corporation pending such payment, except for such failures which are not, individually or in the aggregate, material in amount. Each Touch 1 Corporation is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and Tax withholding requirements under Federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions which would not have, individually or in the aggregate, a Material Adverse Effect on any Touch 1 Corporation.

     (vi)  No Tax Liens.  There are no Liens with respect to Taxes upon any of
           ------------
the material assets or properties of any Touch 1 Corporation.

     (vii) Tax Elections.  All material elections with respect to Taxes
           -------------
affecting the Touch 1 Corporations as of the date of this Agreement have been timely made. After the date hereof, no election with respect to Taxes will be made without the prior written consent of Z-Tel.

     6.12.  Assets. A true, complete and correct list of all real property owned
            ------
or leased by any Touch 1 Corporation is set forth on Schedule 6.12 hereto. Except as set forth on Schedule 6.12, the Touch 1 Corporations have good, valid and marketable title to all of the assets and properties reflected on the Touch 1 Financial Statements or used in or necessary for the operation of their business, whether tangible or intangible, real, personal or mixed, free and clear of all Liens, mortgages, conditional and installment sale agreements and secondary interests of any kind whatsoever, except for Liens for current taxes and assessments not yet due and payable and except for Liens, mortgages, conditional and installment sale agreements and secondary interests which in each case do not involve an unpaid balance of $5,000 or more. All leasehold interests and all fixtures, equipment and other assets and properties that are material or necessary to the business of the Touch 1 Corporations held under leases or subleases are held under valid instruments generally enforceable in accordance with their respective terms, and each such instrument is in full force and effect. Substantially all of the equipment and other assets regularly used in the business of the Touch 1 Corporations is in good and serviceable condition, reasonable wear and tear excepted.

     6.13. Intellectual Property. Touch 1 owns or possesses all material
           ---------------------
licenses or other rights necessary to use all material software, computer programs, trade secrets, trademarks, trademark rights, copyrights, service marks, service names, trade names, proprietary processes, patents, inventions or similar rights, or applications for any of the foregoing (collectively, the "Intellectual Property"), which are necessary to operate or conduct the business of the Touch 1 Corporations, free and clear of any Lien and without infringing upon or otherwise acting adversely to the Intellectual Property rights of any other person, except for those Intellectual Property rights as to which the absence of ownership rights or existence of infringement would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on any Touch 1 Corporation. No Touch 1 Corporation has received notice claiming that it is infringing upon or otherwise acting adversely to any Intellectual Property of any other person. Touch 1 has entered into the License Agreements described on Schedule 6.13 (the "Touch 1 License Agreements"). The Touch 1 License Agreements are the only agreements pursuant to which any Touch 1 Corporation has licensed any of its Intellectual Property which exists as of the date hereof or which will exist as of the Closing Date.

     6.14. Accounts Receivable. All accounts receivable shown on the Touch 1
           -------------------
Interim Financial Statements represent services actually performed in the ordinary course of business in bona fide transactions completed in accordance with the applicable customer requirements and any terms and provisions contained in any applicable contracts or documents related thereto. The accounts receivable outstanding reflected on the Touch 1 Interim Financial Statements are collectible in full, net of any reserves shown on the Touch 1 Interim Financial Statements.

     6.15. Employees. To the Knowledge of the Touch 1 Corporations, no
           ---------
executive, key employee or group of employees has any plans to terminate employment with any Touch 1 Corporation.

     6.16. Contracts and Commitments. Except as disclosed on Schedule 6.16
           -------------------------
hereto, no Touch 1 Corporation is a party or subject to any of the following (whether written or oral, expressed or implied): (i) any employment, severance, termination, consulting or retirement agreement, contract, arrangement or understanding or other obligation or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee, (ii) any contract, agreement, arrangement or other instrument containing noncompetition covenants which limits the ability of any Touch 1 Corporation to compete in any line of business or which involves any restriction of the geographical area in which any Touch 1 Corporation or any of their Affiliates may carry on their business, (iii) any agreement, contract or other instrument or commitment relating to the borrowing of money by any Touch 1 Corporation or the guarantee by any Touch 1 Corporation of any such obligation, (iv) any agreement, contract, personal property or equipment lease or other document or instrument requiring payments in excess of $25,000 or which cannot be terminated in less than one year without violation of its terms and without cost to the Touch 1 Corporations, and (v) any other agreement, contract, lease, commitment or other instrument or understanding or amendment thereto as of the date of this Agreement material to the assets, business, conditions or prospects of the Touch 1 Corporations or not made in the ordinary course of business to which a Touch 1 Corporation is a party or by which it is bound (all of the foregoing collectively referred to as the "Touch 1 Contracts").

     6.17. Material Contract Defaults. Except as set forth on Schedule 6.17
           --------------------------
hereto, no Touch 1 Corporation is, and no Touch 1 Corporation has received any notice nor does it have any Knowledge that any other party is, in default in any material respect under any Touch 1 Contract, except for those defaults which would not have, individually or in the aggregate, a Material Adverse Effect on any Touch 1 Corporation; and, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Each Touch 1 Contract, except as disclosed on Schedule 6.17 hereto: (i) is in full force and effect, and (ii) no Touch 1 Corporation has repudiated or knowingly waived any material provision thereof. With the exception of the Finova Capital Corporation account receivable credit facility, all of the indebtedness of the Touch 1 Corporations for money borrowed may be prepaid at any time by them without a penalty or premium.

     6.18. No Union Contracts. No Touch 1 Corporation is a party to, or bound
           ------------------
by, any collective bargaining agreement, contract or other agreement or understanding with any labor union or labor organization. No Touch 1 Corporation nor any of their agents, representatives or employees has committed, nor been joined as a party in any action, suit, claim or proceeding asserting that such corporation has committed, an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel such corporation to bargain with any labor organization as to wages or conditions of employment, nor is there any strike, work stoppage or other labor dispute involving any Touch 1 Corporation pending or, to the Knowledge of any Touch 1 Corporation, threatened. To the Knowledge of the Touch 1 Corporations, there is no activity involving employees of any Touch 1 Corporation seeking to certify a collective bargaining unit or engaging in any other organizing activity. No material employment related dispute, arbitration, action, suit, claim or proceeding is pending or, to the Knowledge of the Touch 1 Corporations, threatened. No Touch 1 Corporation nor any of their agents, representatives or employees has committed any act in violation of any Law relating to equal opportunity, discrimination, disabilities or harassment.

     6.19. Employee Benefit Plans.
           ----------------------

          6.19.1.  General. Touch 1 has delivered to Z-Tel, prior to the
                   -------
execution of this Agreement, true, complete and correct copies of, and financial data with respect to, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other material written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including all "employee benefit plans" (as that term is defined in Section 3(3) of ERISA) currently adopted, maintained by, sponsored in whole or in part by or contributed to by any Touch 1 Corporation or any Affiliate thereof for the benefit of any of their employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries who are eligible to participate (collectively, the "Touch 1 Benefit Plans"). Any of the Touch 1 Benefit Plans which is an "employee pension benefit plan" (as that term is defined in Section 3(2) of ERISA) is referred to herein as a "Touch 1 ERISA Plan." No Touch 1 Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA. No Touch 1 Corporation has any ERISA Plan which is a "defined benefit pension plan" (as defined in Section 4140 of the Internal Revenue Code). No Touch 1 Benefit Plan provides death or medical benefits (whether or not insured) to any individual beyond their retirement or other termination of service, other than (i) coverage mandated under applicable Law, including but not limited to the continuation of group health plan coverage requirements of Section 4980B of the Internal Revenue Code and ERISA Section 601 et seq. (ii) death benefits or retirement benefits under any "employee pension plan" (as that term is defined in Section 3(2) of ERISA), or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary). A true, complete, and correct list of all Touch 1 Benefit Plans is set forth on Schedule 6.19.1 hereto.

          6.19.2.  Compliance with Law. All Touch 1 Benefit Plans are and at all
                   -------------------
times have been in compliance in all material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which would be reasonably likely to have a Material Adverse Effect on any Touch 1 Corporation.

          6.19.3.  No Extraordinary Benefit. Except as disclosed on Schedule
                   ------------------------
6.19.3 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance or golden parachute payments) becoming due to any director or any employee of any Touch 1 Corporation under any Touch 1 Benefit Plan or otherwise, except as may result from the payment of unemployment insurance premiums or similar payments required by applicable Law as a result of the termination of the employment of one or more employees of the Touch 1 Corporations, (B) increase any benefits otherwise payable under any Touch 1 Benefit Plan, or (C) result in any acceleration of the time of payment or vesting of any such benefits.

          6.19.4.  Termination of Certain Plans. If requested by Z-Tel, the
                   ----------------------------
Touch 1 Corporations will adopt appropriate resolutions of its Board of Directors terminating, and will take all other steps necessary to terminate ,the Touch 1 401(k) Plan and any and all other Touch 1 Benefit Plans as Z-Tel may designate, effective immediately prior to the Effective Time.

     6.20. Employee Claims. Except as set forth on Schedule 6.20, no present or
           ---------------
former employee of any Touch 1 Corporation has any claim against any Touch 1 Corporation on account of or for (i) overtime pay, (ii) wages or salary for any period other than the current payroll period, (iii) vacation time off or pay in lieu of vacation time off, (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work, or
(v) violation of any statute, ordinance or regulation relating to equal opportunity, discrimination, disabilities or harassment.

     6.21. Absence of Undisclosed Liabilities. Except as disclosed in Schedule
           ----------------------------------
6.21 hereto, (1) no Touch 1 Corporation has any material obligations or liabilities or has incurred or paid any obligation or liability (whether contingent or otherwise, whether accrued or reserved, and regardless of whether such liabilities are customarily disclosed in financial statements), (2) there is no existing condition, situation or set of circumstances which could result in any such obligation or liability, and (3) no assets of any Touch 1 Corporation are subject to any such obligation or liability, except obligations and liabilities (i) which are fully accrued or reserved against in the Touch 1 Interim Financial Statements or (ii) which were fully incurred or paid after December 31, 1999, in the ordinary course of business consistent with past practices and which in the aggregate will not have a Material Adverse Effect on any of the Touch 1 Corporations.

     6.22. Affiliate Transactions. Other than as set forth on Schedule 6.22
           ----------------------
hereto, no Touch 1 Corporation has entered into any contract or arrangement, whether written or oral, with a Touch 1 Shareholder or other Affiliate of any Touch 1 Corporation which involves the payment of more than $5,000 or which cannot be terminated within one year with no cost to any Touch 1 Corporation.

     6.23. Disclosure. Touch 1 has disclosed to Z-Tel all facts material to the
           ----------
condition, assets, liabilities, businesses operations and prospects of the business operations of the Touch 1 Corporations and all facts which may materially and adversely affect the use of their assets. None of the information supplied or to be supplied by the Touch 1 Corporations in any document to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed, contain any untrue statement of or be false or misleading with respect to a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading. All documents that any Touch 1 Corporation or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the provisions of applicable Law, including Securities Laws.

     6.24. Insurance. Set forth on Schedule 6.24 is a true, complete, and
           ---------
correct list of all insurance policies maintained by any of the Touch 1 Corporations, including life, casualty, fire, general liability, employers' liability, workers' compensation, title, directors' and officers' liability, credit, fidelity, business interruption, errors and omissions and all other forms of insurance, in each case indicating the name of the insurer and the amount, scope, and coverage of such policies (including the effective dates of the policy, deductibles, and any aggregate limits). All material policies are in full force and effect, and with respect to all policies, all premiums payable with respect to all periods up to and including the Closing Date have been, or will be, fully paid. No Touch 1 Corporation has received any notice from any insurance carrier or otherwise that: (i) such insurance will be canceled or terminated or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed on Schedule 6.24, there are no claims pending under such policies of insurance and no notices have been given by any Touch 1 Corporation under such polices.

     6.25. Compliance with Laws; No Violations.
           -----------------------------------

          6.25.1.  Permits. The Touch 1 Corporations have in effect and hold all
                   -------
Permits necessary for them to own, lease, and operate their assets and properties and to carry on their business as now conducted, except in cases where the failure to hold such Permits would not, in the aggregate, have a Material Adverse Effect on any of them.

          6.25.2.  No Conflict. No Touch 1 Corporation is in conflict with, or
                   -----------
in default under or in violation of, (A) its Articles of Incorporation, Bylaws or comparable organizational documents, or (B) any Law, Permit, order, judgment, writ, injunction or decree applicable to its businesses or to its employees conducting such business or by which its assets or properties are bound or affected, except conflicts, defaults or violations which would not have a Material Adverse Effect on any of them.

     6.26. Environmental Matters.
           ---------------------

          6.26.1.  Compliance. Except as disclosed on Schedule 6.26.1, there
                   ----------
have been no releases of Hazardous Material in violation of any Environmental Law in, on, under or affecting any current or previously owned or leased real properties of any Touch 1 Corporation, and no Touch 1 Corporation has released into the environment any Hazardous Materials in violation of any Environmental Law in, on, under or affecting any of their current or previously owned or leased real properties.

          6.26.2.  No Proceedings. There is no suit, claim, action or proceeding
                   --------------
pending or threatened before any Federal, state or local court or governmental or regulatory authority or other forum in which any Touch 1 Corporation has been named as a defendant or a potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release into the environment by any Touch 1 Corporation of any Hazardous Material in violation of applicable Environmental Law, whether or not occurring at, on, under or involving a site owned, leased or operated by a Touch 1 Corporation. No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation or review is pending or threatened by any Federal, state or local court or governmental or regulatory authority or other person relating to any alleged violation of any Environmental Law by any Touch 1 Corporation.

          6.26.3.  Environmental Audits. No Touch 1 Corporation has heretofore
                   --------------------
engaged or retained any person to conduct, nor does any such corporation have in its possession any document relating to, any environmental audit, assessment or study with respect to any real property currently or previously owned or leased by any Touch 1 Corporation.

     6.27. Brokers and Finders. Except as set forth on Schedule 6.27, no broker
           -------------------
or finder has acted directly or indirectly for, and no person is or will be entitled to any compensation from, any Touch 1 Corporation in connection with this Agreement or the transactions contemplated hereby.


       SECTION VII   REPRESENTATIONS AND WARRANTIES OF AND ON BEHALF OF
                        THE TOUCH 1 SHAREHOLDER PARTIES

    Each Touch 1 Shareholder Party severally, not jointly, represents and warrants to the Z-Tel Group as to itself only, and the Touch 1 Corporations represent and warrant as to each Touch 1 Shareholder other than the Touch 1 Shareholder Parties, if any, that the following statements are true and correct on the Agreement Date and will be true and correct as of the Effective Time.

     7.1.  Organization and Authority. Such Touch 1 Shareholder Party, if it is
           --------------------------
not an individual, (1) is duly organized as a corporation, trust, limited liability company or other entity and is validly existing and in good standing under the laws of the jurisdiction of its organization and (2) has the requisite power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted, to execute and deliver this Agreement and to perform its obligations under this Agreement.

     7.2.  Authorization.  Such Touch 1 Shareholder Party, if it is not an
           -------------
individual, has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by such Touch 1 Shareholder Party, if it not an individual and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other action in respect thereof. In particular, (i) the Board of Directors or other similar governing body of such Touch 1 Shareholder Party, if it is not an individual, at a meeting duly called and held, has approved and adopted this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Touch 1 Shareholder Party and, assuming due authorization, execution and delivery by Z-Tel and MergerSub, constitutes a legal, valid and binding obligation of such Touch 1 Shareholder Party enforceable against it in accordance with its terms (except in all cases to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights and remedies generally and except that the availability of the equitable remedy of specific performance and injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

     7.3.  No Contravention.  The execution and delivery of this Agreement by
           ----------------
such Touch 1 Shareholder Party, the performance by such Touch 1 Shareholder Party of such Touch 1 Shareholder Party's obligations under this Agreement, and the exercise by such Touch 1 Shareholder Party of the rights created by this Agreement do not (i) constitute a breach of or a default under any agreement or instrument to which the Touch 1 Shareholder Party is a party or by which such Touch 1 Shareholder Party or the Touch 1 Shareholder Party's assets are bound or result in the creation of a mortgage, security interest or other encumbrance upon such Touch 1 Shareholder Party's assets; (ii) violate a judgment, decree or order of any court or administrative tribunal which is binding on such Touch 1 Shareholder Party or such Touch 1 Shareholder Party's assets; or (ii) violate any Law.

     7.4.  [Intentionally Omitted.]

     7.5.  Consents. Other than the giving of notice pursuant to the HSR Act and
           --------
as listed on Schedule 6.5 hereto, no notice to, registration, declaration or filing with, order, authorization or Permit of, exemption or waiver by, Consent of or any action by any Regulatory Authority is necessary or required as a condition to the execution and delivery of this Agreement by such Touch 1 Shareholder Party or the consummation by such Touch 1 Shareholder Party of the Merger and the other transactions contemplated hereby, other than such notices, registrations, declarations or filings which, if not made or obtained, would not have, individually or in the aggregate, a Material Adverse Effect on any of the Touch 1 Corporations.

     7.6.  Receipt of Information. Such Touch 1 Shareholder Party has received a
           ----------------------
copy of Z-Tel's Annual Report on Form 10-K for the year ended December 31, 1999.

     7.7.  Access to Information.  Such Touch 1 Shareholder Party has had access
           ---------------------
to and has carefully reviewed all information relating to Z-Tel that is relevant to his or her or its determination to approve this Agreement and the Merger. Z-Tel and its representatives have given to such Touch 1 Shareholder Party and his/her/its advisors the reasonable opportunity to ask questions and receive answers concerning the terms of the Merger and the business of Z-Tel and to obtain any additional information which Z-Tel or its representatives possess or can acquire without unreasonable effort or expense.

     7.8.  Investment Purpose. Such Touch 1 Shareholder Party is acquiring Z-Tel
           ------------------
Stock for its own account, as principal, for investment purposes only and not with a view to resale, distribution or division (except pursuant to registration under the Securities Act and applicable state securities Laws or exemptions therefrom).

     7.9.  Economic Risk. Such Touch 1 Shareholder Party is capable of bearing
           -------------
the economic risk of this investment for an indefinite period of time.

     7.10. Investigation. Such Touch 1 Shareholder Party has made an
           -------------
independent investigation and evaluation of Z-Tel and its business and the risks of an investment in Z-Tel Stock.. Such Touch 1 Shareholder Party has reviewed the terms of the Merger Agreement, including the provisions regarding the Merger Consideration, and believes that such terms are fair and appropriate.

     7.11. Informed Investor. Such Touch 1 Shareholder Party is a sophisticated
           -----------------
investor having such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this investment and making an informed investment decision.

     7.12. Exemption from Registration. Such Touch 1 Shareholder Party is  aware
           ---------------------------
that the Z-Tel Stock to be issued in connection with the Merger has not been registered under the Securities Act or any state securities Law and may not be resold or otherwise transferred for value in the absence of such registration or applicable exemptions from such registration. The shares of Z-Tel Stock are thus "restricted securities." A restrictive legend substantially similar to the following legend will appear upon certificates representing Z-Tel Stock:

     THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS. IT MAY NOT BE PLEDGED, HYPOTHECATED, MADE SUBJECT TO A SECURITY INTEREST, SOLD, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS.

     7.13. Ownership of Touch 1 Shares.  Such Touch 1 Shareholder Party is the
           ---------------------------
owner of the number and class of shares of Touch 1 Stock set forth opposite its name in Schedule 6.6.4, such Touch 1 Shareholder Party is the exclusive owner of such shares, and such shares are owned free and clear of any and all Liens and interests of third parties whatsoever.

     7.14. Continuity of Interest. Such Touch 1 Shareholder Party has no
           ----------------------
present plan, intention or arrangement to sell, transfer or otherwise dispose of any of Z-Tel Stock.

     7.15. Residence or Domicile. Unless Z-Tel has been otherwise informed by
           ---------------------
such Touch 1 Shareholder Party either orally or in writing, such Touch 1 Shareholder Party is (1) an adult natural person and a permanent resident of the State of Alabama, or (2) an entity domiciled in the State of Alabama.


      SECTION VIII  REPRESENTATIONS AND WARRANTIES OF Z-TEL AND MERGERSUB

     Z-Tel and MergerSub jointly and severally represent and warrant to Touch 1 and the Touch 1 Shareholders that the following statements are true and correct on the Agreement Date and will be true and correct as of the Effective Time.
                                                             --------------

     8.1  Corporate Status and Power.  Z-Tel is a corporation duly organized,
          --------------------------
validly existing, and in good standing under the Laws of the State of Delaware; MergerSub is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Alabama. Each of Z-Tel and MergerSub
(1) has the requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted, to execute and deliver this Agreement and to perform its obligations under this Agreement, and (2) is qualified or licensed to do business as a foreign corporation in each other jurisdiction in which it is required to be so qualified or licensed, except to the extent that the failure to be so qualified or licensed would not have a Material Adverse Effect on either of them.

     8.2  Authorization. Each of Z-Tel and MergerSub has the requisite corporate
          -------------
power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Z-Tel and MergerSub and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on their part. In particular, each of the respective Boards of Directors of Z-Tel and MergerSub, at a meeting duly called and held, has approved and adopted this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Z-Tel and MergerSub and, assuming due authorization, execution and delivery by the Touch 1 Parties, constitutes a legal, valid and binding obligation of each of Z-Tel and MergerSub enforceable against each of them in accordance with its terms (except in all cases to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights and remedies generally and except that the availability of the equitable remedy of specific performance and injunctive relief is subject to the discretion of the court before which any proceedings may be brought). Except as set forth on Schedule 8.2, each of Z-Tel and MergerSub possesses all the franchises, licenses and permits for the conduct of its business, except to the extent that the failure to do so would not have a Material Adverse Effect on either of them.

     8.3  No Contravention. Neither the execution and delivery of this Agreement
          ----------------
by Z-Tel and MergerSub, nor the consummation by them of the transactions contemplated hereby, nor compliance by them with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Z-Tel or MergerSub, (ii) violate, conflict with or constitute or result in a breach of any term, condition or provision of, or constitute a default (with or without notice or the lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or, except as set forth on
Schedule 8.3 hereto, require a Consent pursuant to, or result in the creation of any Lien upon any assets or properties of Z-Tel or MergerSub pursuant to any of the terms, provisions or conditions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, agreement, contract, lease, Permit, concession, franchise, plan or other instrument or obligation to which Z-Tel or MergerSub is a party, or by which any of their assets or properties may be bound or affected, except for such violations, conflicts, breaches, defaults, creation of Liens or failure to obtain such a Consent that would not, individually or in the aggregate, have a Material Adverse Effect on Z-Tel or MergerSub or materially threaten, impede or impair the consummation of the transactions contemplated by this Agreement, or (iii) subject to receipt of the requisite approvals and Consents referred to in this Agreement, conflict with or violate any judgment, order, writ, injunction, decree or Law applicable to Z-Tel or MergerSub or any of their assets or properties, which conflict or violation, individually or in the aggregate, would have a Material Adverse Effect on Z-Tel or MergerSub.

     8.4  Valid, Binding and Enforceable Agreement. Subject to the Bankruptcy
          ----------------------------------------
Laws of the United States and general principles of equity or public policy, this Agreement and agreements attached hereto to which Z-Tel or MergerSub is or will be a party at the time of their execution will be valid and binding obligations of each of them enforceable against the respective corporation in accordance with their respective terms.

     8.5  Consents. Other than the giving of notice pursuant to the HSR Act and
          --------
as listed on Schedule 8.5 hereto, no notice to, registration, declaration or filing with, order, authorization or Permit of, exemption or waiver by, Consent of or any action by any Regulatory Authority is necessary or required as a condition to the execution and delivery of this Agreement by Z-Tel and MergerSub or the consummation by Z-Tel and MergerSub of the Merger and the other transactions contemplated hereby, other than such notices, registrations, declarations or filings which, if not made or obtained, would not have, individually or in the aggregate, a Material Adverse Effect on Z-Tel or MergerSub.

     8.6  Disclosure.  Since the date of its initial public offering, Z-Tel has
          ----------
filed all forms, reports and documents, including the exhibits thereto, required to be filed by it with the SEC under the Securities Act or the Exchange Act (these forms, reports and documents are referred to collectively as "Z-Tel SEC Reports"). Z-Tel acknowledges that the Touch 1 Shareholders have relied upon the Z-Tel SEC Reports in approving this Agreement and the transactions contemplated hereby. The Z-Tel SEC Reports (i) at the time filed complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Z-Tel SEC Reports or necessary in order to make the statements in such Z-Tel SEC Reports, in the light of the circumstances under which they were made, not misleading. In the Z-Tel SEC Reports Z-Tel has disclosed all facts material to the condition, assets, liabilities, businesses operations and prospects of the business operations of Z-Tel. None of the information in any such document contained when filed any untrue statement of or was false or misleading with respect to a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements were made, not misleading.


                 SECTION IX   CERTAIN COVENANTS OF THE PARTIES

     9.1.  Execution of Additional Shareholder Documents. At or immediately
           ---------------------------------------------
prior to the Closing:

          9.1.1.  Powers of Attorney. Each Touch 1 Shareholder Party shall
                  ------------------
execute a Touch 1 Shareholder Agent Power of Attorney.

          9.1.2.  Shareholder Releases. Each Touch 1 Shareholder Party shall
                  --------------------
execute a Shareholder Release.

          9.1.3.  Employment Agreements. Each of the Key Employees shall enter
                  ---------------------
into an Employment Agreement as contemplated by Section 4.1.

     9.2.  Updated Financial Statements. At the earliest practicable date, Touch
           ----------------------------
1 shall deliver updated Touch 1 Financial Statements.

     9.3.  Termination of Certain Employee Benefit Plans. Touch 1 shall take
           ---------------------------------------------
steps to terminate the Touch 1 401(k) Plan, and any and all other Touch 1 Benefit Plans as Z-Tel may designate, prior to Closing.

     9.4.  Satisfaction of Conditions.  The Touch 1 Parties shall use their best
           --------------------------
efforts to cause all conditions to the obligations of Z-Tel and MergerSub to consummate the Merger to be satisfied. Z-Tel and MergerSub shall use their best efforts to cause all conditions to the obligations of the Touch 1 Corporations to consummate the Merger to be satisfied.

     9.5.  Touch 1 Shareholder Meeting. The Touch 1 Parties shall cause the
           ---------------------------
Touch 1 Shareholder Meeting to be held. At that meeting, Corman shall vote all shares of Touch 1 stock owned by him, and he will cause all shares of Touch 1 stock under his control to be voted, in favor of approval of this Agreement and the Merger.

     9.6.  Discontinuance by Touch 1 of Service in Certain States. At the
           ------------------------------------------------------
election and request in writing of Z-Tel in its discretion, Touch 1 will make any filings and take any other action necessary to discontinue its regulated services in any state or states; provided, however, that Z-Tel shall indemnify and hold harmless the Touch 1 Parties from and with respect to any and all Adverse Consequences directly or indirectly resulting from or arising out of or in connection with any such discontinuance.

     9.7.  Section 338(h)(10) Election. At the election of Z-Tel in its
           ---------------------------
discretion, the parties to this Agreement shall elect under Section 338(h)(10) of the Internal Revenue Code to have the Merger treated for Federal income tax purposes as a purchase of assets rather than stock; provided, however, that, if such election is made at the election of Z-Tel, then the amount of the Merger Consideration shall be adjusted as and to the extent necessary to cause the net after-tax Merger Consideration received by the Touch 1 Shareholders to be the same amount as the net after-tax Merger Consideration that would have been received by the Touch 1 Shareholders had such election not been made.


SECTION X   CONDUCT OF BUSINESS OPERATIONS PENDING EFFECTIVE TIME

     Pending the Effective Time, each of the Touch 1 Corporations will (i) carry on their respective business operations diligently, in the ordinary course and substantially in the same regular manner as heretofore conducted; (ii) maintain and preserve their books, accounts and records in the usual, regular manner, consistent with good business practices; (iii) not enter into any material contracts, indebtedness or commitments without Z-Tel's consent in writing; (iv) not do any act or omit to do any act, or permit any act or omission to act, which might cause a breach of any material commitment or agreement or impair their ability to carry out their obligations hereunder; (v) not pay any dividends (except as otherwise provided in this Agreement with respect to preferred stock); (vi) not sell, exchange or otherwise dispose of any assets not in the ordinary course of business; (vii) not repurchase, redeem or otherwise acquire any of its equity securities or securities exchangeable for, convertible into or exercisable for its equity securities; (viii) not issue or sell any equity securities or securities exchangeable for, convertible into or exercisable for its equity securities; (ix) not make any changes in its capital, including stock splits, combinations or reclassifications (x) not modify, cancel, release any indebtedness owed to any of them or modify any indebtedness owed to others; (xi) not make any material change in their policies or practices as to customers, employees or others without Z-Tel's written consent; and (xii) not reduce any of their liabilities except in the ordinary course of business. Furthermore, pending the Effective Time, each of the Touch 1 Corporations will give Z-Tel full access to their respective books and records and to their business premises so that Z-Tel and its agents may make such investigations as Z-Tel deems necessary or appropriate.


                           SECTION XI   TERMINATION

     11.1.  Circumstances of Termination. Notwithstanding any other provision of
            ----------------------------
this Agreement, this Agreement may be terminated and the Merger abandoned at any time before the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties under the following circumstances:

            (A)  Mutual Agreement. By mutual written agreement of Z-Tel and
                 ----------------
Touch 1, with or without the agreement, consent or participation of any other party or any Touch 1 Shareholder.

            (B)  Material Breach.
                 ---------------

                 (1) By Touch 1 in the event of any inaccuracy in any representation or warranty or any breach of any covenant or agreement of Z-Tel or MergerSub contained in this Agreement, which inaccuracy or breach cannot be or has not been cured within 10 days after the giving of written notice thereof and which would provide Touch 1 or the Touch 1 Principal Shareholders with the right under Section 5.2 of this Agreement to refuse to consummate the Merger, but only if no Touch 1 Party is then in material breach of any representation, warranty, covenant or agreement of any of them contained in this Agreement; or

                 (2) By Z-Tel in the event of any inaccuracy in any representation or warranty or any breach of any covenant or agreement of Touch 1 or any Touch 1 Principal Shareholder contained in this Agreement, which inaccuracy or breach cannot be or has not been cured within 10 days after the giving of written notice thereof and which would provide Z-Tel with the right under Section 5.1 of this Agreement to refuse to consummate the Merger, but only if neither Z-Tel nor MergerSub is then in material breach of any representation, warranty, covenant or agreement of either of them contained in this Agreement; or

          (C)  Passage of Time. By either Z-Tel or Touch 1 in the event that the
               ---------------
Effective Time has not occurred, or it has become highly likely that the Effective Time will not occur, or it is the case that any of the conditions precedent to the obligations of such party to consummate the Merger is highly unlikely to be satisfied or fulfilled on or before May 31, 2000; provided, however, that the right to terminate this Agreement pursuant to this paragraph will not be available to any party whose breach of its obligations under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur or a condition to be satisfied on or before such date.

     11.2.  Effect of Termination.  In the event of the termination of this
            ---------------------
Agreement pursuant to Section 11.1 of this Agreement, this Agreement will become void and have no effect and no party shall have any obligation to the other parties hereto with respect to this Agreement, except that (i) the provisions of
Section 4.7 of this Agreement will survive any such termination, and (ii) termination will not relieve or release a breaching party from liability for an uncured willful breach of a representation, warranty, covenant or agreement giving rise to such termination.


                              SECTION XII NOTICES

     12.1.  Deemed Delivery.  Any notices or deliveries permitted or required by
            ---------------
this Agreement will be deemed given (i) upon delivery by messenger, if a receipt is obtained for delivery, (ii) one business day after timely pick-up for overnight delivery by Federal Express, United Parcel Service, Airborne Express or similar nationally recognized overnight delivery service, if such service obtains a confirmation of delivery, (iii) five days after mailing, if mailed via certified or registered U.S. mail, return receipt requested, or (iv) upon confirmation of delivery, if sent by prepaid telegram; provided the notice is delivered, deposited for delivery, mailed or sent to the party's address as set forth below:

     ANY TOUCH 1 CORPORATION:

          c/o Mr. James F. Corman, President
          100 Brookwood Road
          Atmore, Alabama  36502

     Z-TEL:

          601 South Harbour Island Boulevard, Suite 220
          Tampa, Florida  33602

     THE TOUCH 1 PRINCIPAL SHAREHOLDERS

          Corman Foundation, Inc.
          c/o Mr. James F. Corman, President
          100 Brookwood Road
          Atmore, Alabama  36502

          Corman Elegre Capital, LLC
          c/o Mr. James F. Corman, President
          100 Brookwood Road
          Atmore, Alabama  36502

          Touch 1, Inc.

          c/o Mr. James F. Corman, President
          100 Brookwood Road
          Atmore, Alabama  36502

Any party may change the address to which notices are to be delivered by giving notice of the change of address in the manner set forth above; except, however, that notwithstanding the foregoing provision, notice of a change of address will be deemed made upon actual receipt of the notice by the other party or parties.

     12.2.  Saturday, Sunday, or Legal Holiday. Notices deemed given or
            ----------------------------------
delivered as set forth above on a Saturday, Sunday, or legal holiday will instead be deemed given or delivered on the next succeeding day which is not a Saturday, Sunday or legal holiday.


                          SECTION XIII MISCELLANEOUS

     13.1.  Equitable Remedies. The parties to this Agreement acknowledge that
            ------------------
the performance of their obligations under this Agreement are essential to the transactions contemplated, that the subject matter of this Agreement is unique and Z-Tel and MergerSub will not have an adequate remedy at law if Touch 1 or any of the Touch 1 Principal Shareholders fails to perform obligations hereunder. Accordingly, in such event, Z-Tel and MergerSub will have the right, in addition to any other rights they may have, to compel specific performance of this Agreement.

     13.2.  Cumulative and Severable Nature of Rights.  The various respective
            -----------------------------------------
rights and remedies of the parties under this Agreement are cumulative, severable and nonexclusive of one another and of any other provision of this Agreement.

     13.3.  Waiver. Any waiver or extension of time by Z-Tel will be binding
            ------
upon MergerSub. Any waiver or extension of time by Touch 1 will be binding upon the Touch 1 Shareholder Parties. No failure or delay on the part of any party to this Agreement in the exercise of any right, power or remedy the party may have will operate as a waiver, nor will any single or partial exercise of any right, power or remedy by either party preclude any other or further exercise of that right, power or remedy or the exercise of any other right, power or remedy. No express waiver or assent by any party to any breach of or default in any term or condition of this Agreement will constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition of this Agreement.

     13.4.  Entire Agreement. This Agreement supersedes all prior discussions
            ----------------
and agreements between the parties with respect to its subject matter, and this Agreement, together with any attachments or Schedules, contains the sole and entire agreement between the parties with respect to the matters covered by this Agreement.

     13.5.  Severability.  Every provision of this Agreement is intended to be
            ------------
severable. If any provision or portion of a provision is illegal or invalid, then the remainder of this Agreement will not be affected. Moreover, any provision of this Agreement which is determined to be unreasonable, arbitrary or against public policy will be modified as necessary so that it is not unreasonable, arbitrary or against public policy.

     13.6.  Amendments. Except as otherwise provided herein as to terms that are
            ----------
unreasonable, arbitrary or against public policy, this Agreement will not be modified or amended except by an instrument in writing signed by the parties.

     13.7.  Headings. The headings set out in this Agreement are for convenience
            --------
of reference only and will not be deemed a part of this Agreement and will not affect the meaning or construction of any of the provisions of this Agreement.

     13.8.  Legal Matters. This Agreement will be governed and interpreted under
            -------------
the Laws of the State of Florida, without reference to its principles of conflicts of law. Venue for the purposes of any litigation will, at the option of Z-Tel, lie solely in the Florida Circuit Court in and for Hillsborough County, Florida, or the United States District Court in and for the Middle District of Florida. Each of the parties hereby consents to the jurisdiction of the Federal and state courts located in Florida and hereby consents to service of process by regular mail at the address provided above for notices and deliveries under this Agreement. Each party hereby irrevocably waives all rights to demand a jury trial. The costs of any litigation (including attorneys' fees, court costs and the costs of paralegal, accounting, financial and other legal and investigative support personnel) will be borne by the non-prevailing party.

     13.9.  Survival of Warranties and Representations.  The respective
            ------------------------------------------
representations, warranties, obligations, covenants and agreements of the parties included or provided for in this Agreement or in any Schedule to this Agreement or in any agreement, certificate or other document or instrument executed and delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement for a period of three years after the Effective Time; except that each of the representations, warranties, covenants and agreements of the Touch 1 Shareholders relating to environmental matters, Taxes, and ownership of their Touch 1 Stock, as set forth in Sections 6.6.4, 6.11, 6.26, and 7.13 of this Agreement, shall survive the Closing Date and continue in full force and effect until ninety (90) days after the last date as of which, under applicable Law, either (1) there may be asserted and maintained in a court of competent jurisdiction a claim against the party making such representation or warranty that such representation or warranty was false or incorrect when made, or (2) any of the Z-Tel Group is subject to any obligation or liability to which they would not be subject had such representation or warranty been true both when made and at the Effective Time.

     13.10. Execution and Counterparts. This Agreement may be executed in two or
            --------------------------
more counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

     13.11. Construction. This Agreement will not be construed more strongly
            ------------
against any party regardless of which party was responsible for its preparation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender will include the other genders.

     13.12. Binding Effect. This Agreement will be binding upon and inure to the
            --------------
benefit of the respective heirs, personal representatives, successors and permitted assigns of the parties to this Agreement. This Agreement and the rights and obligations set forth in this Agreement are not assignable by any party without the written consent of the other parties to this Agreement.

     13.13. Saturday, Sunday or Legal Holiday.  When the last day of a period
            ---------------------------------
during which an act may be performed under this Agreement falls on a Saturday, Sunday, or legal holiday, that period will be deemed to end on the next succeeding day which is not a Saturday, Sunday or legal holiday.

     13.14. Incorporation of Schedules.  All  Schedules to this Agreement are
            --------------------------
incorporated into this Agreement as integral parts of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been executed and is effective as of the date first set forth above:


                                    Z-TEL TECHNOLOGIES, INC.


                                    By: /s/ Jeffrey H. Kupor
                                       -------------------------------

                                    TIGER ACQUISITION SUBSIDIARY, INC.


                                    By: /s/ Jeffrey H. Kupor
                                       -------------------------------

                                    TOUCH 1 COMMUNICATIONS, INC.


                                    By: /s/ James F. Corman
                                       -------------------------------

                                    DIRECTEL, INC. (Alabama)


                                    By: /s/ James F. Corman
                                       -------------------------------

                                    DIRECTEL, INC. (New Brunswick)


                                    By: /s/ James F. Corman
                                       -------------------------------

                                    DIRECCONNECT, INC.


                                    By: /s/ James F. Corman
                                       -------------------------------

                                   SCHEDULES
                                   ---------

3.3       Directors and Officers of Touch 1 after the Effective Time
6.2.A.    Licenses and Permits
6.2.B.    Certificate of Authority
6.3.A.    Required Consents
6.3.B.    Touch 1 Corporation Articles of Incorporation and Bylaws
6.5.      Consent of Regulatory Authority
6.6.1.    Stock Issued
6.6.4.    List of Shareholders
6.6.6     Pre-Emptive and Registration Rights
6.7.      Financial Statement
6.8       Material Changes or Events
6.9.      No Equity Interest
6.10      Pending or Threatened Actions
6.11.     Taxes
6.12.     List of Assets
6.13      License Agreements
6.16.     Contracts
6.17      Material Contract Default
6.19.1.   List of Benefit Plans
6.19.3.   No Extraordinary Benefit
6.20.     Employee Claims
6.21.     Undisclosed Liabilities
6.22.     Affiliate Transactions
6.24.     List of Insurance Policies
6.26.1    Hazardous Material Violations
6.27      Brokers and Finders
8.2       Authorizations Required by Z-Tel
8.3.      No Contravention
8.5.      Consents

                                   EXHIBITS

A         Joinder Agreement
B         Employment Agreement Terms
C         Escrow Agreement
D         Touch 1 Shareholder Agent Power of Attorney
E         Registration Rights Agreement
F         Legal Opinion Requirements
G         Shareholder Release